EXHIBIT 99.1
AMENDMENT TO AMENDED AND RESTATED
RIGHTS AGREEMENT
     This Amendment to the Amended and Restated Rights Agreement is entered into as of December 7, 2006 by and between Qualcomm Incorporated, a Delaware corporation (the “Company”), and Computershare Investor Services LLC, a Delaware Limited Liability Company (“Rights Agent”), with respect to the Amended and Restated Rights Agreement dated as of September 26, 2005 (the “Agreement”).
W I T N E S S E T H :
     WHEREAS, Section 27 of the Agreement permits the Company to amend the Agreement to make any provisions with respect to the Rights which the Company may deem necessary or desirable, such amendment to be evidenced by a writing signed by the Company and the Rights Agent; and
     WHEREAS, after thorough and careful consideration, the Board of Directors of the Company has determined that it is in the best interest of the Company and its stockholders to amend the Agreement, among other things, to revise the definition of Acquiring Person and the events triggering a distribution of the Rights; and
     WHEREAS, the Company and the Rights Agent are entering into this Amendment to reflect the changes to the Rights and the Agreement set forth below.
     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth , the parties hereby agree as follows:
     1. Amendments to the Agreement.
          1.1. Section 1(a) of the Agreement is amended in its entirety to read as follows:
“Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 20% or more of the Common Shares of the Company then outstanding, but shall not include the Company, any Subsidiary (as such term is hereinafter defined) of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall become an “Acquiring Person” as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 20% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an “Acquiring Person.” Notwithstanding the foregoing, if the Incumbent Board of Directors of the Company (as hereinafter defined) determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an Acquiring Person, as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement.”
          1.2. Section 3(a) of the Agreement is amended in its entirety to read as follows:
“Until the earlier of (i) the Shares Acquisition Date or (ii) the Business Day (or such later date as may be determined by action of the Board of Directors prior to such time as any Person becomes an Acquiring Person) after the date of the commencement (determined in accordance with Rule 14d-2 under the Exchange Act) by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan) of, or of the first public announcement of the intention of any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan) to commence, a tender or exchange offer, the consummation of which would result in any Person becoming the Beneficial Owner of Common Shares aggregating 20% or more of the then outstanding Common Shares (including any such date which is after the date of this Agreement and prior to the issuance of the Rights, the earlier of such dates being herein referred to as the “Distribution Date”), (x) the Rights will be evidenced by the certificates for Common Shares registered in the names of the holders thereof (which certificates shall also be deemed to be Right Certificates) and not by separate Right Certificates, and (y) the Rights (and the right to receive Right Certificates therefor) will be transferable only in connection with the transfer of Common Shares. As soon as practicable after the Distribution Date, the Company will prepare and execute, the Rights Agent will countersign, and the Company will send or cause to be sent (and the Rights Agent will, if requested, send) by first-class, insured, postage-prepaid mail, to each record holder of Common Shares as of the close of business on the Distribution Date, at the address of such holder shown on the records of the Company, a Right Certificate, in substantially the form of Exhibit B hereto (a “Right Certificate”), evidencing one Right for each Common Share so held. As of the Distribution Date, the Rights will be evidenced solely by such Right Certificates.”
          1.3. Section 27 of the Agreement is amended by replacing the second sentence with the following:
“Without limiting the foregoing, the Company may at any time prior to such time as any Person becomes an Acquiring Person amend this Agreement to (a) lower the thresholds set forth in Sections 1(a) and 3(a) hereof from 20% to any percentage which is (i) greater than the largest percentage of the outstanding Common Shares then known by the Company to be beneficially owned by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any Subsidiary, or any entity holding Common Shares for or pursuant to the terms of any such plan) and (ii) not less than 10% or (b) increase the Purchase Price for each one one-thousandth of a Preferred Share provided above in Section 7(b).”
     2. Definitions; Effect on Agreement. Capitalized terms used herein which are not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Agreement. Except as otherwise set forth herein, the Agreement shall continue in full force and effect.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Amended and Restated Rights Agreement to be duly executed as of the day and year first above written.

Attest:		QUALCOMM Incorporated

By:	/s/ Cameron Jay Rains	By:	/s/ William E. Keitel

	Cameron Jay Rains		William E. Keitel

Title: Secretary		Title:	Executive Vice President and Chief Financial Officer

Attest:		Computershare Investor Services, LLC

By:	/s/ Edward Gurgul	By:	/s/ David L. Adamson

	Edward Gurgul		David L. Adamson

Title: Senior Relationship Manager		Title:	Senior Relationship Manager